Exhibit 99.1

1901 Chouteau Avenue : St. Louis, MO 63103 : Ameren.com

Contacts	Media Ameren Communications 314.554.2182 communications@ameren.com	Financial Analysts and Institutional Investors Andrew Kirk 314.554.3942 akirk@ameren.com

For Immediate Release

Tim Rausch joins Ameren board of directors

ST. LOUIS (Feb. 9, 2026) — Ameren Corporation (NYSE: AEE) announced today that Timothy S. Rausch has been elected to the Ameren board of directors, effective March 1.

Rausch served as executive vice president and chief nuclear officer of Tennessee Valley Authority ("TVA") from October 2018 to July 2025. TVA is a federally owned electric utility corporation serving over 10 million people across the southeastern United States. He previously served as senior vice president and chief nuclear officer of both Talen Energy Corporation from June 2015 to September 2018 and PPL Corporation from June 2009 to June 2015. Earlier in his career, he also held various leadership positions in nuclear generation at Exelon Nuclear Corporation and FirstEnergy Corporation.

"Tim is a recognized leader in nuclear generation and will bring tremendous value to Ameren's board of directors based on his extensive experience leading high-performing nuclear generation operations at some of the largest electric utilities in the country," said Martin J. Lyons, chairman, president and chief executive officer of Ameren. "Nuclear generation will continue to be an important element of Ameren's diverse generation resource strategy to ensure reliable, resilient and affordable energy for our customers."

Rausch earned a Master of Business Administration from Cleveland State University and a Bachelor of Science in nuclear engineering from the University of Cincinnati.

About Ameren Corporation
St. Louis-based Ameren Corporation powers the quality of life for 2.5 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric transmission and distribution service and natural gas distribution service. Ameren Missouri provides electric generation, transmission and distribution service, as well as natural gas distribution service. Ameren Transmission Company of Illinois develops, owns and operates rate-regulated regional electric transmission projects in the Midcontinent Independent System Operator, Inc. For more information, visit Ameren.com, or follow us at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn.com/company/Ameren.

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